Exhibit (a)(5)(C)

Keros Therapeutics Announces Preliminary Results of Tender Offer

LEXINGTON, Mass., November 19, 2025 – Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), today announced the preliminary results of its cash tender offer (the “Tender Offer”) to repurchase up to 10,950,165 shares of its common stock, at a fixed purchase price of $17.75 per share, for an aggregate purchase price of up to approximately $194.4 million. The Tender Offer expired at 5:00 p.m. Eastern Time on November 18, 2025. The expiration of the Tender Offer concludes the Company’s previously announced $375 million capital return program.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), a total of approximately 16,659,732 shares of Keros common stock were validly tendered and not validly withdrawn. Additionally, approximately 1,186,829 shares were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Tender Offer and based on the preliminary count by the Depositary, Keros expects to accept for payment an aggregate of 10,950,165 shares of its common stock, at a purchase price of $17.75 per share, for an aggregate purchase price of approximately $194.4 million, excluding fees and expenses relating to the Tender Offer. Because more than 10,950,165 shares were tendered in the Tender Offer, Keros expects to accept shares for purchase on a pro rata basis, except for conditional tenders that will automatically be regarded as withdrawn if the condition of the tender has not been met. The shares to be acquired pursuant to the Tender Offer represent approximately 35.91% of Keros’ outstanding common stock as of November 18, 2025.

The number of shares expected to be purchased in the Tender Offer is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the one business day settlement period. The final number of shares to be purchased in the Tender Offer will be announced following the expiration of the guaranteed delivery period and the completion by the Depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the Tender Offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. Payment for shares will be made in cash, without interest.

Stockholders with questions about the Tender Offer may contact MacKenzie Partners, Inc., the information agent for the Tender Offer, toll-free at (800) 322-2885, at (212) 929-5500 or in writing at 7 Penn Plaza, New York, NY 10001. Stockholders may also contact Goldman Sachs & Co. LLC, the dealer manager for the Tender Offer, at (212) 902-8556.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-065, is being developed for the treatment of neuromuscular diseases, with an initial focus on Duchenne muscular dystrophy. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “intention,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: the number of shares to be purchased (including the number of shares tendered through notice of guaranteed delivery) and the aggregate purchase price of shares expected to be purchased in the Tender Offer. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the final number of shares to be purchased in the Tender Offer, developments or changes in economic or market conditions; developments or changes in the securities markets, developments or changes in Keros’ business, financial condition or cash flows, and other risks detailed in Keros’ reports filed with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 5, 2025, and its other documents subsequently filed with or furnished to the SEC. Keros disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investor Contact:

Justin Frantz

jfrantz@kerostx.com

617-221-6042

Media Contact:

Mahmoud Siddig / Adam Pollack / Brooks Hussey

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449